STOCK PURCHASE AGREEMENT

by and between

POET TECHNOLOGIES INC.

as Buyer,

THE PERSONS LISTED ON SCHEDULE A HERETO,
as Sellers

and

with respect to all of the
outstanding capital stock of

BB PHOTONICS INC.

Dated as of May16, 2016

TABLE OF CONTENTS

SCHEDULES:

Schedule A	Sellers
Schedule B	Total Shareholder Percentages
Schedule C	Buyer Disclosure Letter
Schedule D	Seller Disclosure Letter

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of 16th day of May, 2016(this "Agreement"), is made by and among POET TECHNOLOGIES Inc., a company formed under the laws of the Province of Ontario with its principal place of business in 120 Eglinton Avenue East, Suite 1107, Toronto, Ontario M4P 1E2 ("Buyer") and the Persons (as hereinafter defined) set forth on Schedule A attached hereto (collectively, "Sellers"). Capitalized terms used herein shall have the respective meanings assigned to such terms in the text of this Agreement or in Section 1.1.

RECITALS:

WHEREAS, the Sellers collectively own all of the issued and outstanding common ("Common Shares") and preferred ("Preferred Shares") shares (collectively the "Shares") of BB Photonics Inc., a company duly incorporated under the laws of the Delaware with its principal place of business at Two Highview Drive, High Bridge, NJ 08829, (the "Company");

WHEREAS, the Common Shares constitute all equity interest in the Company, including all issued and outstanding shares, stock options and other equity-linked securities representing one hundred percent (100%) equity ownership of the Company;

WHEREAS, the Parties have reached a mutual understanding concerning the sale and purchase of the Sale Shares (as defined below) of the Company ("Transaction"); and

WHEREAS, Sellers wish to sell the Sale Shares to Buyer, and Buyer wishes to purchase the Sale Shares from Sellers, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

Definitions

Section 1.1 Certain Terms. The following terms have the respective meanings given to them below:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

"Agreement" has the meaning set forth in the Preamble.

"Anti-Corruption Laws" has the meaning set forth in Section 4.16(a).

"Assets" has the meaning set forth in Section 4.10(a).

"Business Day" means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in New York, NY.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Disclosure Letter" means the letter, dated as of the date hereof (and as of the Closing Date thereafter), delivered by Buyer to Seller Representative and attached hereto as Schedule C.

"Buyer Indemnitees" has the meaning set forth in Section 10.2.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Common Shares" has the meaning set forth in the Recitals.

"Company" has the meaning set forth in the Recitals.

"Company Balance Sheet Date" shall mean December 31, 2015.

"Company Benefit Plans" means any written or oral plan, scheme, program, policy, arrangement or contract, whether covering a single individual or a group of individuals, that is (i) an "employee benefit plan", (as such term is defined in Section 3(3) of ERISA), (ii) a stock bonus, stock purchase, restricted stock, stock option, stock appreciation right, or other equity-based plan, scheme, program, policy, arrangement or contract, (iii) any other employee benefit plan, scheme, program, policy, arrangement or contract, including, without limitation, any bonus, deferred compensation, employment, consulting, termination, retention, welfare-benefit, incentive, bonus, change in control or severance plan, scheme, program, policy, arrangement or contract, which benefits any current or former officer, employee, director, consultant, or independent contractor, as to which the Company sponsors, maintains, contributes or is obligated to contribute, or with respect to which the Company has or may have any liability.

"Company Business" means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing.

"Company Financial Statements" has the meaning set forth in Section 4.6(a).

"Company Securities" has the meaning set forth in Section 4.4(b).

"Competition Laws" means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

"End Date" has the meaning set forth in Section 2.3.

"Environmental Law" means any Law regulating or relating to the protection of human health, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of, or exposure to, Hazardous Substances.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

"Governmental Authority" means any nation or government or any province, state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality, of any other jurisdiction in which a party to this Agreement is resident, any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange.

"Government Official" means (i) an officer, agent or employee of a government, government-owned enterprise (or any agency, department or instrumentality thereof), political party or public international organization, (ii) a candidate for government or political office, or (iii) an agent, officer, or employee of any entity owned by a government.

"Hazardous Substance" means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires Remedial Action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste", "hazardous substance", "toxic substance" or words of similar meaning or effect thereunder or (iii) the use, handling, storage or disposal of which is regulated in any way under any applicable Environmental Law.

"Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such Person or others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (vi) to the extent drawn, all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice) and (vii) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

"Indemnified Party" has the meaning set forth in Section 10.4(a).

"Indemnifying Party" has the meaning set forth in Section 10.4(a).

"Intellectual Property" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and whether or not under design or development, invention disclosures, improvements, confidential and proprietary information, know-how and technology, (ii) national and multinational statutory invention registrations, patents and all improvements to the inventions disclosed in each such registration, or patent, (iii) trademarks, service marks, trade dress, logos, domain names, internet addresses, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (v) mask works and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (vi) Software (including source code, object code, firmware, operating systems, development tools, files, records, specifications and all media on which any of the foregoing is recorded), (vii) Trade Secrets and, whether or not confidential, business information and technology and know-how (including manufacturing and production processes and techniques, research and development information, patterns, drawings, blueprints, bills of materials, specifications, products in development, processes, applications, and circuits), (viii) industrial designs (whether or not registered), (ix) databases and data collections and all rights therein throughout the world; (x) all rights to obtain and rights to apply for patents, and to register trademarks, copyrights, database rights, and mask work rights, and (xi) licenses of any of the foregoing.

"Internal IT Systems" means the hardware, Software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by the Company and used in the Company Business.

"Inventories" means all inventory of the Company Business held for sale or resale by the Company Business and all raw materials, work in process, finished products, shipments in transit, wrapping and supply and packaging items used or held for use in the Company Business, including without limitation, consigned inventory and inventory of the Company Business held by the customers of the Company.

"Knowledge" means: (i) with respect to Sellers, the actual knowledge, after reasonable inquiry, of the Sellers; and (ii) with respect to Buyer, the actual knowledge, after reasonable inquiry, of the executive officers of Buyer.

"Laws" has the meaning set forth in Section 4.15(a).

"Leased Real Property" has the meaning set forth in Section 4.10(d).

"Leases" has the meaning set forth in Section 4.10(d).

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a third party or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Litigation" means any action, suit arbitration or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

"Losses" means any damage, loss, liability, expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' and accountants' fees and expenses in connection with any Litigation), lost profit or diminution in value, whether or not involving a Third Party Claim; provided, however, that Losses shall not include any incidental, indirect, punitive or consequential damages, except any such damages paid to any Person other than any Buyer Indemnitee or Seller pursuant to a Third Party Claim.

"Material Adverse Effect" means with respect to any Person, any change, development, effect, circumstance, condition or occurrence which results in or would reasonably be expected to result in a material adverse effect on or material adverse change in (i) the business, assets, liabilities, rights, obligations, financial or other condition, results of operations or prospects of such Person, or (ii) the ability of such Person to perform its obligations under this Agreement.

"Material Contract" has the meaning set forth in Section 4.9(b).

"Money Laundering Laws" has the meaning set forth in Section 4.16(d).

"Most Recent Balance Sheet Date" means February 29, 2016.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

"Owned Intellectual Property" has the meaning set forth in Section 4.11(a).

"Payment" means any bribe, improper rebate, payoff, influence payment, kickback, or gift of anything of value.

"Permits" has the meaning set forth in Section 4.15(b).

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Post-Closing Tax Period" means any Tax period beginning after the Closing and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period beginning after the Closing.

"Pre-Closing Tax Period" means any Tax period ending on or before the Closing and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing.

"Preferred Shares" has the meaning set forth in the Recitals.

"Purchase Price" have the meaning set forth in Section 2.2.

"Remedial Action" means any action required to investigate, clean up, treat, monitor, remove, remediate or otherwise address or conduct remedial or corrective actions with respect to Hazardous Substances.

"Sellers" has the meaning set forth in the Preamble.

"Seller Disclosure Letter" means the letter, dated as of the date hereof (and as of the Closing Date thereafter), delivered by Sellers to Buyer and attached hereto as Schedule D.

"Sale Shares" has the mean all issued and outstanding Common and Preferred Shares of the Company, representing 100% of the equity ownership of the Company immediately preceding the Closing.

"Software" means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation, in each case, used in the Business.

"Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent of the outstanding equity securities or ownership interests of such entity are at the time directly or indirectly owned by such Person.

"Surviving Representations" has the meaning set forth in Section 10.1.

"Tax" means (a) any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, escheat, occupancy, license, occupation, employment, payroll, social security (or similar, including FICA), disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto). whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition arising as a result of (i) being a member of an affiliated, consolidated, combined or unitary group for any period, (ii) any tax sharing or tax allocation agreement, arrangement or understanding, or (iii) being liable for another person's taxes as transferee or successor, by contract or otherwise.

"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

"Tax Return" means any federal, state, local or foreign return, declaration, statement, report, schedule, form, claim for refund or information return or any amendment to any of the foregoing relating to the determination, assessment or collection of Taxes or the administration of any Legal Requirement relating to Taxes.

"Third Party" means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than the Buyer, any Seller or Company.

"Third Party Claim" has the meaning set forth in Section 10.4(b).

"Total Shareholder Percentages" means the percentage set forth in the column titled "Total Shareholder Percentages" next to each Seller's name on Schedule B, as updated pursuant to Section 6.8.

"Trade Secrets" means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

"Transaction" has the meaning set forth in the Recitals

"Treasury Regulations" means the regulations prescribed under the Code.

Section 1.2 Construction. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "Party" or "Parties" shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Section and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any reference to "days" means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 2

Sale and Purchase of Shares

Section 2.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, each Seller shall sell its Sale Shares to Buyer, and Buyer shall purchase from each Seller its Sale Shares as of the Closing Date for the consideration provided for in this Article 2.

Section 2.2 Purchase Price. The aggregate purchase price for the Purchased Assets is an amount equal to a number of shares of Common Stock of the Buyer ("POET Shares")

representing One Million Five Hundred Fifty Thousand Dollars ($1,550,000) (U.S.) in value calculated by applying the U.S. equivalent of the Canadian Dollar based upon the closing exchange rate published by the Bank of Canada three days prior to the Closing Date to a deemed per share price of $1.00 (CDN). The issuance of the POET Shares shall be made pursuant to the Buyer's usual form of Subscription Agreement in compliance with the requirements of the Canadian Securities Regulators, the U.S. Securities and Exchange Commission and the TSX Venture Exchange.

Section 2.3 Closing. The closing of the sale and purchase of the Shares (the "Closing") shall take place on a virtual basis at Pierce Atwood LLP, 100 Summer Street, Boston, MA 02110 at 10:00 A.M., on the date that is two (2) Business Days after the conditions set forth in ARTICLE 8 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), but in any event no later than thirty (30) days from the date of this Agreement ("End Date"), unless another time, date or place is agreed to in writing by the Buyer and Seller Representative. The date on which the Closing actually occurs is referred to herein as the "Closing Date". At the Closing:

(a) each Seller shall deliver to Buyer, free and clear of any Liens, one or more original certificates representing all of its Sale Shares and the Company shall deliver an updated Company's certified shareholders' registry reflecting Buyer's ownership of the Sale Shares; and

(b) Buyer shall issue the POET Shares to the Sellers pro rata in accordance with Schedule 2.3(b)

Section 2.4 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid. If either Buyer, on the one hand, or Sellers, on the other hand, becomes aware that any amount is required to be so deducted or withheld, such Party shall promptly provide notice to the other Party.

Section 2.5 Share Transfer Restrictions. POET Shares received by the Sellers (other than OneChip Photonics Corporation) may not be sold, transferred, pledged or otherwise disposed of for a period of six months commencing on the date of receipt of such POET Shares. POET Shares received by OneChip Photonics Corporation may be subject to the Exchange Hold Period (as that term is defined in the policies of the TSX Venture Exchnage) if required and imposed in writing by the TSX Venture Exchange. Following such six month restricted period, in the case of WR & RM Holdings , LLC (the "Restricted Seller") or any Affiliate of the Restricted Seller who is employed by, holds a management position with, or is an Affiliate of the Company or the Buyer ("Management Affiliates") only, only 25% of such POET Shares may be sold, transferred, pledged or disposed of by the Restricted Seller. Following an additional six month restricted period, an additional 25% of the total POET Shares received by the Restricted Seller twelve months previously, may be sold, transferred, pledged or disposed of and following an additional twelve month restricted period, the remaining POET Shares received by the

Restricted Seller twenty-four months previously, may be sold, transferred, pledged or otherwise disposed of. Affiliates of the Restricted Seller who are not Management Affiliates may sell, transfer, pledge or dispose of POET Shares received from the Restricted Sellers as follows: 25 % from and after six months commencing on the receipt of the POET Shares by the Restricted Seller and the remainder after twelve months after receipt by the Restricted Seller. Notwithstanding anything to the contrary, the Restricted Seller may distribute POET Shares to its members at any time; provided that any such member receiving POET Shares enter into an agreement with Buyer imposing restrictions on such member consistent with the terms of this Section 2.5.

Section 2.6 Legends. The certificates representing the POET Shares will contain a legend noting the restrictions set forth herein, as well as any other legends necessary for compliance with applicable laws and regulations.

ARTICLE 3

Representations and Warranties Regarding Sellers

Each Seller hereby severally, but not jointly, with respect to itself and no other Seller, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows, except as set forth in the corresponding Section of the Seller Disclosure Letter:

Section 3.1 Corporate, Organizational and Governmental Authorization.

(a) Such Seller has (as applicable) all requisite corporate or organizational power and authority, if necessary, to execute and deliver this Agreement, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance of such Seller's respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by (as applicable) all requisite corporate or organizational action of such Seller. Such Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

(b) No consent or approval by or in respect of, or filing with, any Governmental Authority, including in connection with (i) compliance with any applicable requirements of the Competition Laws of any applicable jurisdiction, and (ii) any consents, approvals or filings under Laws, for the execution and delivery of this Agreement by such Seller and the performance by such Seller of its obligations hereunder and thereunder is required.

Section 3.2 Non-Contravention. The execution and delivery of this Agreement by such Seller and the performance by such Seller of its obligations hereunder and thereunder do not and will not (a) conflict with or breach any provision of the Organizational Documents (if any) of such Seller, (b) violate any provision of Law applicable to such Seller, (c) require any

consent or approval of any Person under, constitute a default, cause or permit termination, cancellation, acceleration or other change of any right or obligation or cause the loss of any benefit under, any provision of any agreement to which the Seller or Company is a party (including any Material Contract) or any Permit of the Company, or (d) result in the creation or imposition of any Lien on any Assets, in the case of each of the preceding clauses (b), (c) and (d).

Section 3.3 Ownership of Shares; No Claims.

(a) As of immediately prior to the Closing, such Seller owns, beneficially and of record, the Sale Shares set forth opposite its name in Schedule B, free and clear of any Lien. Upon delivery of and payment for such Sale Shares so owned by such Seller at the Closing, Buyer will acquire good and valid title to all of such Sale Shares, free and clear of any Lien.

(b) Other than the Company's Stockholders Agreement, dated as of November 25, 2014, there are no outstanding (i) options or other rights or agreements, commitments or understandings of any kind to acquire from such Seller, or other obligation of such Seller to issue, transfer or sell, any Shares or (ii) voting trusts, proxies or other similar agreements or understandings to which such Seller is a party or by which such Seller is bound with respect to the voting of any Shares.

(c) Other than claims and rights of the Seller in respect of its ownership of Shares in the Company or claims with respect the employment of any Affiliate of a Seller, such Seller represents and warrants that it has no claims against or rights to the Company of any of its assets.

Section 3.4 Finders' Fees. No Person acting on behalf or under the authority of such Seller is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which Buyer or any of its Affiliates (including, following the Closing, the Company) will be liable in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4

Representations and Warranties Regarding the Company

The Restricted Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows, except as set forth in the corresponding Section of the Seller Disclosure Letter. For purposes of these representations and warranties (other than those in Subsections 4.4, 4.5, and 4.6) the term "the Company" shall include any subsidiaries of the Company, unless otherwise noted herein.

Section 4.1 Corporate Status. The Company is a corporation duly organized under the laws of Delaware, validly existing, in good standing and has all requisite corporate power and authority to carry on its business as now conducted. Complete copies of the Organizational Documents of the Company, as currently in effect, have been provided or made available to Buyer.

Section 4.2 Governmental Authorization. The consummation of the transactions contemplated by this Agreement do not require the Company to obtain any consent or approval

of, or make any filing with, any Governmental Authority, including in connection with (a) compliance by the Company with any applicable requirements of the Competition Laws of applicable jurisdictions, and (b) any consents, approvals or filings under Laws (other than Competition Laws).

Section 4.3 Non-Contravention. The consummation of the transactions contemplated by this Agreement do not and will not (a) conflict with or breach any provision of the Organizational Documents of the Company, (b) violate any provision of Law applicable to the Company, (c) require any consent or approval of any Person under, constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or cause the loss of any benefit under, any provision of any agreement or any Permit of the Company, or (d) result in the creation or imposition of any Lien on any Assets, in the case of each of the preceding clauses (b), (c) and (d).

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of one million (1,000,000) Preferred Shares and one million fifty thousand one hundred (1,050,100) Common Shares, of which only the Sale Shares are issued and outstanding. The Sale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company other than the Sale Shares, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, unless such convertible securities shall be converted immediately prior to Closing, or such conversion rights shall be waived in writing by the security holder before closing, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company has no outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

Section 4.5 Subsidiaries; Ownership Interests.

Except as set forth in the Seller Disclosure Letter, the Company does not currently own or control (and has never owned or controlled), directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other

business entity. Each of the entities listed in the Seller Disclosure Letter is referred to herein as a "Subsidiary" and together, the "Subsidiaries". Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement. Each Subsidiary is duly incorporated , validly existing and in good standing under the laws of its jurisdiction of formation (which is listed in the Seller Disclosure Letter, possesses all requisite power and authority and all licenses and authorizations to own and operate its properties, carry on its businesses as presently conducted and as proposed to be conducted. Each Subsidiary is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock of each Subsidiary is, and immediately following the Closing shall be, duly authorized, validly issued, fully paid and nonassessable, and all such capital stock is owned by the Company free and clear of all Liens. There are no, and immediately following the Closing there shall not be any, authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, other contracts or commitments that would require any Subsidiary to issue, sell or otherwise cause to become outstanding any of its equity securities or stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiary.

Section 4.6 Financial Statements; Controls; Indebtedness.

(a) Complete copies of the following have been provided or made available to Buyer: (i) unconsolidated financial statements of the Company at and for the year ended on the Company Balance Sheet Date; and (ii) unconsolidated financial statements of the Company at and up to the Most Recent Balance Sheet Date, in the case of each of clauses (i) and (ii), consisting of a balance sheets and statements of income (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position and results of operations of the Company at and for the respective periods indicated (subject, in the case of the unconsolidated financial statements of the Company at and up to the Most Recent Balance Sheet Date, to normal year-end adjustments, which will not be material to the Company). The Company has internal controls with respect to the Company Business that are designed to provide reasonable assurances that all transactions of the Company Business are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP.

(b) As of the date hereof and the Closing Date, the Company has no outstanding Indebtedness and there are no outstanding guarantees by the Company of Indebtedness of any other Person.

Section 4.7 No Undisclosed Material Liabilities. The Company does not have any liabilities or obligations, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) liabilities and obligations disclosed or reserved against in the Company Financial Statements or specifically disclosed in the notes thereto, or (b) liabilities and obligations that (i) were incurred after the Company Balance Sheet Date in the ordinary course

of business consistent with past practice and (ii) individually and in the aggregate are not and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.8 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration or payment of any dividend or other distribution with respect to any Company Securities, or any redemption or other acquisition by the Company of any Company Securities;

(c) any amendment or modification of the Organizational Documents of the Company or of the terms of any Company Securities;

(d) any incurrence of any material Indebtedness by the Company;

(e) any creation or other incurrence of any Lien on any material Asset of the Company;

(f) any loan, advance or capital contribution to or investment in any Person by the Company;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially adverse to the Company Business;

(h) any (i) change in any method of accounting or accounting principles or practices by the Company or (ii) revaluation of any material Assets;

(i) except as required by applicable Law, any (i) grant or payment of any severance or termination pay to (or amendment to any such existing arrangement with) any current or former director, officer, employee or independent contractor of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) establishment, adoption or amendment of any employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any director, officer or employee of the Company, (iv) establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, (v) amendment, modification or termination of any existing Company Benefit Plan in any manner that would increase the liability of the Company, (vi) grant of new equity or equity-linked awards to any director, employee or consultant of the Company, (vii) acceleration of the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under, any Company Benefit Plan or (viii) other increases in salaries, bonuses or other compensation or benefits payable to any director, officer or employee of the Company;

(j) other than in the ordinary course of business consistent with past practice, any capital expenditures or commitments for capital expenditures, in an amount in excess of USD $10,000 in the aggregate, by the Company;

(k) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, in each case, by the Company;

(l) any material payments made to, material discounting in favor of or any other material consideration extended to merchants, customers or suppliers by the Company, other than in the ordinary course of business consistent with past practice;

(m) any failure to pay or satisfy when due any material liability of the Company;

(n) any sale, transfer, lease, exclusive license or other disposition of any material Asset, except for inventory sold in the ordinary course of business consistent with past practice;

(o) any acquisition of capital stock or assets of any other Person;

(p) disposition or lapse of any of the Intellectual Property of the Company material to the Company Business;

(q) any amendment, cancellation, compromise or waiver of any material claim or right of the Company; or

(r) any agreement or commitment by the Company to do any of the foregoing.

Section 4.9 <u>Material Contracts</u>.

(a) As of the date hereof and the Closing Date, the Company is not a party to nor is it bound by any agreement described below that is in effect as of the date hereof and the Closing Date, as the case may be:

(i) any agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement that (A) limits in any material respect the ability of the Company to compete in any line of business or against any other Person or in any geographic area or (B) contains exclusivity or most favored nations obligations or restrictions binding on the Company;

(v) any agreement with suppliers committing the Company to (A) minimum purchase volumes, (B) exclusivity towards such supplier, (C) the requirement to purchase any products or other inventory in advance of running any deal, or (D) other continuing obligations towards such supplier other than customary ongoing support;

(vi) any agreement under which (A) any Person (other than the Company) has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any Person other than the Company (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) any supplier, customer or agency contracts and agreements currently in effect for the provision of goods or services to or by the Company in an amount in excess of $5,000 annually or in an amount in excess of $5,000 outstanding;

(viii) any agreements to settle, resolve, compromise or otherwise address any claim of infringement of any Intellectual Property right of a Third Party

(ix) any maintenance and support agreements with independent contractors in respect of material Internal IT Systems; and

(x) any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business, (B) materially limiting the freedom of the Company to conduct the Company Business, and (C) material to the Company, taken as a whole.

(b) Section 4.9(b) of the Seller Disclosure Letter lists all agreements or series of related agreements for the purchase of Inventories, materials, supplies, goods, services, equipment or other assets or for the furnishing of services that provides for aggregate payments by the Company over the remaining term of such agreement or related agreements of USD $5,000 or more or under which the Company made payments of $5,000 or more during the twelve-month period ending on the Company Balance Sheet Date.

(c) Section 4.9(c) of the Seller Disclosure Letter lists any sales, distribution, agency or other similar agreements providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company over the remaining term of the agreement of $5,000 or more or under which payments of $5,000 or more were made to the Company during the twelve-month period ending on the Company Balance Sheet Date.

(d) Section 4.9(d) of the Seller Disclosure Letter lists any technology, license, product or process development agreement that is material to the Company's business.

(e) Each agreement, commitment, arrangement or plan disclosed or required to be disclosed in Section 4.9(a), 4.9(b), 4.9(c), 4.9(d), 4.10(d), or 4.11(b) of the Seller Disclosure Letter (each, a "Material Contract") is a valid and binding agreement of the Company and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, other laws affecting creditors' rights generally or by general principles of equity, and none of the Company or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of, or has provided or received any written notice of any intention to terminate, any such Material Contract. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Complete copies of (A) each such Material Contract (including all modifications and amendments thereto and waivers thereunder) and (B) all form contracts, agreements or instruments material to the Company Business have been made available to Buyer.

Section 4.10 Properties.

(a) Title to Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible) that are used or held for use in connection with the Company Business or are reflected on the Company Financial Statements (collectively, the "Assets"), other than inventory sold in the ordinary course of business consistent with past practice, in each case free and clear of any Lien.

(b) Sufficiency of Assets. The Assets constitute all of the assets required for the conduct of the Company Business, as presently conducted. The material plants, buildings, structures and equipment included in the Assets are in working condition, subject to ordinary wear and tear.

(c) Owned Real Property. The Company does not currently own, and have not previously owned, any real property.

(d) Leased Real Property. Section 4.10(d) of the Seller Disclosure Letter lists all real property leased by the Company (the "Leased Real Property", and the leases pursuant to which such real property is leased, together with any amendments and modifications thereto through the date hereof, the "Leases"), which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

Section 4.11 Intellectual Property.

(a) Owned Intellectual Property. Section 4.11(a) of the Seller Disclosure Letter is a true and complete list of the Intellectual Property owned by the Company (the "Owned

Intellectual Property") that is registered, subject to an application for registration, unregistered or that is material to the Company Business. The Company is the exclusive owner of the Owned Intellectual Property set forth in Section 4.11(a) of the Seller Disclosure Letter and all other Intellectual Property material to the Company Business and purported to be owned by the Company, free and clear of any Liens. All registrations with respect to Owned Intellectual Property are enforceable and subsisting, and to the Knowledge of Sellers, valid. Sellers has made available to Buyer true and accurate copies of all registrations or applications of Owned Intellectual Property. All Persons (including current and former employees and independent contractors) who have created or contributed to Owned Intellectual Property material to the Company Business have validly and irrevocably assigned to the Company in writing all of their rights therein that did not initially vest with the Company by operation of law. No current or former director, officer, employee, consultant or contractor has any right, license, claim or interest in or with respect to any Owned Intellectual Property that is material to the Company Business.

(b) Licenses and Other Agreements. Section 4.11(b) of the Seller Disclosure Letter is a true and complete list of all agreements to which the Company is a party or by which any of them is otherwise bound that relate to Intellectual Property and that are material to the Company Business, including (i) licenses of Intellectual Property to the Company by any other Person (other than for the use of commercially available off the shelf software), (ii) licenses of Intellectual Property to any other Person by the Company, (iii) agreements otherwise granting or restricting the right to use Intellectual Property and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Company Business, in each case to the extent material to the Company Business. None of the Intellectual Property used in the Company Business is owned or controlled by any third party that has not granted a license or other right to practice or use the Intellectual Property to the Company. Any such license or right will be available to the Company on and following Closing on the same terms and conditions as were available to the Company prior to the Closing, without the need to make any additional payments.

(c) No Infringement. Neither the conduct of the Company Business, any products or services made, imported, used or sold in the conduct of the Company Business, nor the use of any such products or services by third parties infringe, misappropriate, violate or otherwise conflict with the rights of any Person in respect of any Intellectual Property or other proprietary rights (including rights to privacy or publicity) of a Person. No claim or judicial or administrative proceeding of any kind has been made, is pending or, to the Knowledge of the Sellers, has been threatened against the Company that alleges that any such infringement or misappropriation has or does exist. To the Knowledge of the Sellers, no Person has interfered with, infringed, or misappropriated any Intellectual Property used in the Company Business.

(d) Protection of Intellectual Property. The Company has taken actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property and Trade Secrets used in the Company Business and, without limiting the foregoing, has only disclosed such confidential Intellectual Property as is material to the Company Business to Persons other than officers, directors, employees or consultants pursuant to appropriate written non-disclosure agreements. To the Knowledge of Sellers, the Company is not using the Owned Intellectual

Property material to the Company Business in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

Section 4.12 Inventory. The Inventories are in good condition, suitable for its intended use, consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete items of below-standard quality, all of which have been written off, written down to net realizable value or reserved against in the books and records of the Company.

Section 4.13 Information Technology.

(a) The Company is contractually entitled to use third-party software material to the Company Business and, where necessary, to grant sub-licenses to third parties to use, such Software pursuant to licenses granted to the Company by the owner or licensee of such Software. All royalties and other payments due under such licenses have been paid when due and the Company is not in material breach of any such licenses. None of such licenses will be terminable as a result of the execution or completion of this Agreement.

(b) The material Internal IT Systems have been reasonably maintained and supported. The Company has a disaster recovery plan which will enable the material Internal IT Systems to be replaced and substituted without material disruption to the Company Business.

(c) The Company has reasonable procedures designed to ensure internal and external security of the Internal IT Systems, including procedures (i) designed to prevent unauthorized access or the introduction of a virus, and (ii) for taking and storing on-site and off-site back-up copies of Software.

(d) Where any of the records of the Company are stored electronically, the Company is the owner of the Internal IT Systems and/or has licenses necessary to enable it to keep, copy, maintain and use such records in the course of the Company Business and all such licenses are valid and subsisting and are not terminable by less than six months' notice. The Company does not share any of the hardware or Software relating to such records with any Person (other than the Company) and no such other Person will, after the Closing Date, enjoy any right to copy or hold such records.

(e) Where necessary for the operations of the Company Business, the Company has the right (including with respect to source code) to modify or procure the modification of the Software owned by the Company or that is material to the Company Business.

(f) The Company has not granted to any other Person any rights to or security interests over the source code for any of the Software and no licenses have been granted by the Company to any other Person to modify the Software which has the effect of impeding the Company's use of the Software.

(g) A privacy statement regarding the collection, retention, use and distribution of the personally identifiable information of individuals who are visitors to the websites of the Company, is posted and accessible to individuals at all times on each website of the Company . The Company does not sell, rent or otherwise make available to third parties any personally identifiable information submitted by individuals other than as permitted by the prior consents of

such individuals. The Company has not, since the formation of the Company, received a written notice alleging that the Company has not complied with applicable data protection Laws.

(h) The Company has implemented, and is in material compliance with, commercially reasonable technical measures to assure the integrity and security of transactions executed through, and of all confidential or proprietary data maintained on or within, its Internal IT Systems. Since the formation of the Company, there has been no actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by the in systems under its control. The Company has not received a written notice alleging the occurrence of a material security breach.

Section 4.14 Litigation; Investigation. There is no Litigation pending or, to the Knowledge of Sellers, threatened against or affecting, and to the Knowledge of Sellers, there is no investigation (whether civil, criminal, regulatory or otherwise) pending, threatened against or affecting, the Company or any of the Assets. There are no settlement agreements or similar written agreements with any Governmental Authority to which the Company is a party, or any outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company or any of the Assets.

Section 4.15 Compliance with Laws; Licenses and Permits.

(a) The Company is, and since its formation have been, in compliance in all material respects with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees ("Laws") and, to the Knowledge of Sellers, are not under investigation with respect to any material violation of any Laws applicable to the Company Business.

(b) The Company have all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by Governmental Authorities and required for the operation of the Company Business (the "Permits"), except for such Permits the failure of which to hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.15(b) of the Seller Disclosure Letter sets forth a list of all Permits held by the Company. The Permits are valid and in full force and effect, and the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

Section 4.16 Anti-Corruption.

(a) Neither the Company, nor, to the Knowledge of Sellers, any authorized representative thereof has taken and will not take any action that would constitute a violation, or implicate the Company in a violation, of any law of any jurisdiction in which it performs business, or of the United States, or of the United Kingdom, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, "Anti-Corruption Laws").

(b) Neither the Company, nor, to the Knowledge of Sellers, any authorized representative thereof nor any of its principals, owners, officers, directors, or agents has promised to make, will promise to make, or will cause to be made, in connection with the Company Business, any Payments (i) to or for the use or benefit of any Government Official; (ii) to any other Person either for an advance or reimbursement, if it knows or has reason to know that-any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws.

(c) The Company has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

(d) The operations of the Company have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Authority (collectively, the "Money Laundering Laws"). No proceeding by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Sellers, is threatened.

Section 4.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) No notice of violation, notification of liability or potential liability or request for information has been received by the Company relating to or arising out of any Environmental Law. No order has been issued and is currently in effect, and since the formation of the Company, no penalty or fine has been assessed, involving the Company relating to or arising out of any Environmental Law. The Company has obtained and is compliance with all Permits required for its operations under applicable Environmental Laws.

(b) No release of Hazardous Substances has occurred at, on, above, under or from any properties currently or formerly leased, operated or used by the Company, or any predecessors in interest that has resulted or would reasonably be expected to result in any liability for the Company.

(c) Neither the Company nor, to the Knowledge of Sellers, any other Person has caused or taken any action that would reasonably be expected to result in any liability or obligation relating to (i) the environmental conditions at, on, above, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessors in interest or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, release or threatened release of, or exposure to, Hazardous Substances.

Section 4.18 Employees, Labor Matters, etc. The Company is not a party to or is otherwise not bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by the Company. The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, worker classification, immigration matters, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

Section 4.19 Employee Benefit Plans and Related Matters.

(a) Disclosure. Section 4.19(a) of the Seller Disclosure Letter lists all material Company Benefit Plans. With respect to each such Company Benefit Plan, and in each case to the extent applicable, Sellers have provided or made available to Buyer complete and correct copies of (i) all related agreements, plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent financial statements and actuarial valuation reports, (iv) material communications received from or sent to any Governmental Authority, and (v) all amendments and modifications to any such Company Benefit Plan.

(b) Liability; Compliance.

(i) Neither the Company nor any other person that would be considered a "single employer" (under Section 414(b),(c), (m) or (o) under the Code) with the Company has ever sponsored, maintained, contributed or been required to contribute to, or has or may have any liability with respect to a plan subject to Title IV of ERISA or Code Section 412 or 430, including any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

(ii)

Section 4.20 Finders' Fees. No Person acting on behalf or under the authority of the Company is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which Buyer or any of its Affiliates (including, following the Closing, the Company) will be liable upon consummation of the transactions contemplated hereby.

Section 4.21 Tax Matters.

(a) Filing and Payment. All income Tax Returns and other material Tax Returns required to be filed by, on behalf of or with respect to the Company has been duly and timely filed and are complete and correct in all material respects. Section 4.21(a) of the Seller Disclosure Letter lists all of the states, territories and jurisdictions in which such income, sales or use Tax Returns with respect to the Company were filed for the past three (3) years, and complete copies of all such Tax Returns have been made available to Buyer. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to the Company have been duly and timely paid. All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper

Governmental Authority or properly set aside in accounts for such purpose. There are no Liens in respect of Taxes outstanding against any of the assets, properties or business of the Company.

(b) Procedure and Compliance. No written agreement or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority. The time for filing any Tax Return with respect to the Company has not been extended to a date later than the date of this Agreement. No Taxes with respect to the Company are currently under audit, examination or investigation by any Governmental Authority, or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open. Section 4.21(b) of the Seller Disclosure Letter lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Company for U.S. federal income Tax purposes. No jurisdiction in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company is required to file such Tax Return or pay such type of Tax in such jurisdiction. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

(c) Tax Sharing, Consolidation and Similar Arrangements. The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes other than a group of which the Company is the parent or (iii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise, other than contracts or agreements for the provision of goods or services entered into in the ordinary course of business with third parties).

(d) Certain Events. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period. The Company has not participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(c) or any transaction or arrangement notifiable or reportable under any similar foreign Tax Law.

(e) Reserves for Taxes. The unpaid Taxes of the Company (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date.

(f) FIRPTA. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

Section 4.22 Insurance. As of the date hereof, the Company has the insurance policies (including fidelity bonds and other similar instruments) relating to the Company Business or the employees, officers or directors of the Company listed in Section 4.22 of the Seller Disclosure Letter.

Section 4.23 Transactions with Affiliates. Section 4.22 of the Seller Disclosure Letter lists all agreements, arrangements and other commitments or transactions to or by which the Company, on the one hand, and any Subsidiary, any Seller or any of their respective Affiliates, on the other hand, are or have been parties or otherwise bound or affected and that (i) are currently pending or in effect. No officer or director of the Company (i) owns, directly or indirectly, any interest in (A) any Asset used in or held for use in the Company Business or (B) any Person that is a supplier, customer or competitor of the Company, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company or (iii) is a debtor or creditor of the Company.

Section 4.24 No Other Representations and Warranties. Sellers acknowledge and agree that, except for the representations and warranties contained in ARTICLE 5 of this Agreement, as qualified by the Buyer Disclosure Letter, the Buyer does not make any express or implied representation or warranty and the Buyer disclaims any such representation or warranty with respect to the transactions contemplated by this Agreement.

ARTICLE 5

Representations and Warranties Regarding Buyer

Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows, except as set forth in the Buyer Disclosure Letter:

Section 5.1 Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of the Province of Ontario.

Section 5.2 Corporate and Governmental Authorization.

(a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder and thereunder have been duly

authorized by all requisite corporate action of Buyer, as applicable. The Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

(b) The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder require no consent or approval by or in respect of, or filing with, any Governmental Authority, other than (i) consents and approvals set forth in Sections 5.2(b) of the Buyer Disclosure Letter and (ii) any consents, approvals or filings under Laws.

Section 5.3 Non-Contravention. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not (a) conflict with or breach any provision of the Organizational Documents of Buyer, (b) violate any provision of Law applicable to Buyer, or (c) require any consent or approval of any Person under, constitute a default or cause or permit termination, cancellation, acceleration or other change of any right or obligation or cause the loss of any benefit under, any provision of any agreement to which Buyer is a party, in the case of each of the preceding clauses (b) and (c),.

Section 5.4 Litigation; Investigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against or affecting, and to the Knowledge of Buyer, there is no investigation (whether civil, criminal, regulatory or otherwise) pending, threatened against or affecting the Buyer which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 5.5 Finders' Fees. No Person acting on behalf or under the authority of Buyer is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which any Seller or any of their Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

Section 5.6 SEC Documents; Financial Statements. Since January 1, 2016, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act (all of such reports and forms being hereinafter referred to as the "**SEC Documents**"). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC. Since January 1, 2016, Buyer has filed all documents required to be filed or delivered by it with the Canadian securities regulators pursuant to Laws. As of their respective dates (except as they have been correctly amended), such documents complied in all material respects with the requirements of Laws and none of such documents, at the time they were filed or delivered (except as they may have been properly amended), contained a misrepresentation. As of their respective dates (except as they have been

properly amended), the financial statements of the Buyer included in such documents complied as to form in all material respects with applicable accounting requirements and the Laws with respect thereto. Such financial statements have been prepared in accordance with IFRS and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended.

5.7 Stock Issuance.

(a) The Buyer is authorized to issue an unlimited number of POET Shares. As of March 31, 2016, the Corporation had 200,412,762 POET Shares issued and outstanding. Other than as set forth in the preceding sentence, there are no outstanding shares, options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase any shares in the capital stock of the Buyer. Except as required by law, there are no restrictions upon the voting or transfer of any of the shares in the capital stock of the Buyer pursuant to the Buyer's articles of incorporation as amended to date or any agreement or other instruments to which the Buyer is a party or by which the Buyer is bound;

(b) The Buyer is a "reporting issuer" in each of the provinces and territories of Canada and the POET Shares are listed and posted for trading on the TSX Venture Exchange;

(c) No order ceasing or suspending trading in the securities of the Buyer nor prohibiting sale of such securities has been issued to the Buyer or its directors, officers or promoters or to any companies that have common directors, officers or promoters and, to the knowledge of the Buyer, no investigations or proceedings for such purposes are pending or threatened;

(d) All necessary corporate action will be taken by the Buyer to allot, reserve and authorize the issue of the POET Shares and upon Closing the POET Shares shall be be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances;

(e) On the Closing, every consent, approval, authorization or order required for the transactions herein contemplated to occur at Closing will have been obtained and will be in effect other any filings required under applicable securities Laws;

(f) On the Closing, the Buyer will be and will have been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the Closing.

ARTICLE 6

Certain Covenants

Section 6.1 Conduct of the Company Business. From the date hereof until the Closing, the Sellers shall cause the Company to conduct the Company Business in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve intact the Company Business, the Assets and the relationships of the Company with customers, suppliers and others having business dealings with them, and to keep available the services of the present officers and other significant employees. Without limiting the generality of the

foregoing, from the date hereof until the Closing, except in order to comply with any applicable Laws or change thereof, or except as otherwise expressly permitted or required by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall not permit the Company to:

(a) amend its Organizational Documents or take or authorize any action to wind up its affairs or dissolve;

(b) except as required by an existing Company Benefit Plan in effect as of the date of this Agreement, (i) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of the Company, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) establish, adopt or amend an employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any director, officer or employee of the Company, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, (v) amend, modify or terminate any existing Company Benefit Plan in any manner that would materially increase the liability of the Company, (vi) grant any new equity or equity-linked awards to any director, officer, employee or independent contractor of the Company, (vii) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan to the extent not required by the terms of this Agreement or such Company Benefit Plan as in effect on the date of this Agreement or (viii) otherwise increase salaries, bonuses or other compensation or benefits payable to any director, officer, employee or independent contractor of the Company;

(c) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem or repurchase, any Company Securities or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company, except to issue the Additional Common Shares for the due exercise of Stock Options by relevant Sellers;

(d) make any declaration or payment of any dividend or other distribution with respect to any Company Securities, or redeem or otherwise acquire any Company Securities;

(e) make any material change to its accounting policies or practices, except as required by U.S. GAAP or applicable Law;

(f) merge or consolidate with any other Person;

(g) other than in the ordinary course of business consistent with past practice, enter into, assume, amend or terminate any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the ordinary course of business consistent with past practice and providing for payments over the term of such agreements of no more than $5,000 with respect to any single agreement and USD $5,000 in the aggregate;

(h) acquire any real property or any direct or indirect interest in any real property;

(i) incur any Indebtedness, other than accounts payable incurred in the ordinary course of business consistent with past practice;

(j) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k) make any capital expenditures or commitments for capital expenditures in an amount in excess of $5,000 in the aggregate, or fail to make capital expenditures in the amounts and for the purposes set forth in the Company's current capital expenditures budget;

(l) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value;

(m) fail to pay or satisfy when due any material liability of the Company (other than any such liability that is being contested in good faith);

(n) settle or compromise any material Litigation;

(o) dispose of or permit to lapse, other than by expiration at the end of its term, any of the Intellectual Property owned by the Company and material to the Company Business, or dispose of or disclose to any Person, any Trade Secret of the Company not heretofore a matter of public knowledge other than pursuant to written confidentiality obligations;

(p) agree or commit to do any of the foregoing.

Section 6.2 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, Sellers shall cause the Company to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access an monitoring rights, during normal business hours, to the offices, properties, books and records of the Company, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (iii) allow persons representing the Buyer to review and monitor such information from the Company's place of business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Sellers in this Agreement.

(b) All information provided to Buyer pursuant to this Section 6.2 prior to the Closing shall be held by Buyer as Confidential Information. From and after the Closing: (i) Sellers, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective representatives to, maintain in confidence this Agreement and any written, oral or other information related to the negotiation hereof and thereof, (ii) Sellers shall, and shall cause their respective representatives to, maintain in confidence all written, oral or other information of any kind relating to the Company obtained by virtue of Sellers' ownership of the Company prior to the Closing or otherwise and (iii) Buyer shall, and shall cause its representatives to, maintain in

confidence any written, oral or other information of or relating to Sellers (other than information relating to the Company) obtained by virtue of Buyer's ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable Party.

Section 6.3 Governmental Approvals; Third Party Consents. From the date hereof until the Closing:

(a) Each Party shall take or cause to be taken (including, in the case of Sellers, causing the Company to take) all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for such Party to fulfill and perform its respective obligations in respect of this Agreement, to cause the conditions to its respective obligations set forth in Article 8 to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby as promptly as practicable.

(b) Each Party shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such Party (including, in the case of Sellers, the Company), and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations and approvals from all Governmental Authorities and Third Parties necessary to be obtained by such Party, in each case in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, provided that (A) Sellers shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Buyer or any of its Affiliates, including, after the Closing, the Company, without the prior written consent of Buyer and (B) Buyer shall not be required to take any action that involves divestiture of a business of Buyer, any of its Affiliates or the Company, that would reasonably be expected to be materially adverse to Buyer or to the Company.

(c) Sellers shall cause the Company to obtain any consents required from Third Parties pursuant to the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.4 Further Assurances. Following the Closing, Sellers shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Company, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 6.5 Supplemental Disclosure. From the date hereof until the Closing, Sellers and Buyer shall promptly notify each other in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, provided that the Company shall have determined, in its reasonable discretion, that such consent is reasonably likely to be

required; (c) any notice or other communication from any Governmental Authority relating to the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the transactions contemplated by this Agreement. Buyer's receipt of information pursuant to this Section 6.5 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Sellers in this Agreement.

Section 6.6 Public Announcements. Except as required by applicable Law, neither Buyer nor Sellers shall make, or permit any of their representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Seller Representative.

Section 6.7 No Solicitation.

(a) From the date hereof until the Closing, Sellers shall cause the Company not to, and none of the Sellers shall, nor shall any Seller authorize or permit the Company or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (a) solicit, initiate or encourage the sale of any or all of the Sale Shares to any party other than the Buyer, or (b) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or afford access to the properties, assets, books or records of the Company, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a proposal to purchase any or all of the Sale Shares.

Section 6.8 Additional Common Shares

(a) Any Stock Options outstanding as of the date hereof shall be duly exercised prior to the Closing into Common Shares, and all exercise prices shall be fully paid to the Company by the relevant Sellers such that no Stock Options or other Company Securities shall be outstanding immediately prior to the Closing other than the Sale Shares.

(b) On the Closing Date, Seller Representative shall deliver to Buyer an updated version of Schedule B hereto reflecting all adjustments to the Total Shareholder Percentages resulting from all issuances of Common Shares. For the avoidance of doubt, any such updated version of Schedule B hereto, from and after delivery thereof to Buyer, shall be deemed for all purposes hereunder to be Schedule B hereto and the Total Shareholder Percentages set forth therein shall be deemed for all purposes hereunder to be the "Total Shareholder Percentages".

Section 6.9 Replacement of Board of Directors; Corporate Governance.

(a) The Company shall duly convene a meeting of the Board of Directors of the Company on or prior to the Closing to resolve that the Board of Directors unanimously approves the convening of an extraordinary general meeting of shareholders immediately after the Closing

to accept resignations from all incumbent directors of the Company and to elect new directors in their stead.

(b) Immediately after the Closing, the Company shall convene an extraordinary general meeting of shareholders for Buyer, as the sole shareholder of the Company, to approve of the matters described in the Board meeting minutes in subparagraph (a), above, and to elect officers of the Company.

Section 6.10 Contingent Consideration. Buyer covenants and agrees that in the event that Buyer shall, for a period of three years following the Closing Date, issue any additional share consideration to any Seller, or Affiliate of a Seller, in respect of the acquisition of the Company by Buyer, including any consideration which reasonably could be considered as an "earn-out" or "milestone" or similar payment in respect of the performance of the Company (collectively, "Contingent Payments") any such payments shall be made to all of the Sellers in amounts that reflect the pro rata percentage of the POET shares received by each Seller pursuant to this Agreement; provided, however, that Contingent Payments shall not include cash, in-kind payments or benefits, or stock options or awards granted to any Seller or Seller Affiliate in respect of employment or provision of services to Buyer, provided that such amounts are in respect of bona fide services provided to Buyer after the Closing Date and are in good faith and consistent with Buyer's customary practices in respect of employees or other service providers. In no event shall any Seller have any right to receive any Buyer shares or equity consideration as a result of any Seller or Seller Affiliate purchasing shares pursuant to rights or options priced at market price as of the time of grant.

ARTICLE 7

Tax Matters

Section 7.1 Tax Indemnity. Subject to the provisions of Section 10.2 and Section 10.4, the Restricted Seller shall bear and pay, reimburse, indemnify and hold harmless Buyer Indemnitees for, from and against any and all Taxes and Losses in respect of Taxes that (a) are imposed on, allocated or attributable to or incurred or payable by the Company for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b) are imposed by reason of the Company having liability for Taxes of another Person arising under principles of transferee or successor liability as a result of activities or transactions taking place at or prior to the Closing, (c) arise from or are attributable to any breach of any Tax covenant under this Agreement, (d) arise from any excessive compensation made to any directors, officers or employees of the Company, (e) arise from the inclusion of any income or gain by the Company in any Post-Closing Tax Period (i) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing or (ii) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring at or prior to the Closing, (f) arise from or attributable to any payment to Sellers pursuant to this Agreement, including any withholding tax imposed on any such payment, or (g) arise from any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law)

as a result of the manner in which any item was reported by the Company with respect to any Pre-Closing Tax Period. The amount of any payments required to be made pursuant to this Section 7.1 shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period.

Section 7.2 Straddle Periods. For purposes of this Article 7, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date (a "Straddle Period") shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (b) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

Section 7.3 Refunds. All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) for which the Restricted Seller is responsible pursuant to Section 7.1 (other than to the extent such refund results from the carryback of a Tax attribute of the Company relating to a Post-Closing Tax Period) shall be for the account of the Restricted Seller, and Buyer shall pay such amounts less Buyer's out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Buyer or the Company in connection with the receipt of such refund or interest to the Restricted Seller if such refunds are received by Buyer or the Company. Buyer shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant taxing authority) in respect of any Taxes of the Company (including to the extent such refund results from the carryback of a Tax attribute of the Company relating to a Post-Closing Tax Period), and the Restricted Seller shall pay such amounts to Buyer if such amounts are received by the Restricted Seller (less out-of-pocket costs incurred in connection with obtaining such refund and less any Taxes incurred by the Restricted Seller in connection with the receipt of such refund or interest).

Section 7.4 Tax Returns.

(a) From the date of this Agreement through and after the Closing Date, the Restricted Seller shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company and any of its Subsidiaries that are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law.

(b) After the Closing, Sellers shall not amend any Tax Returns or change any Tax elections or accounting methods with respect to the Company relating to any Pre-Closing Tax Period to the extent such amendment or change would reasonably be expected to have a material cost to Buyer or the Company.

Section 7.5 Tax Contests. Buyer shall promptly notify the Restricted Seller in writing upon receipt by the Company or the Buyer of any Tax audits, examinations or assessments that could give rise to a liability for which the Restricted Seller is responsible under Section 7.1 of

this Agreement, provided that Buyer's failure so to notify the Restricted Seller shall not limit Buyer's rights under this Article 7. The Restricted Seller shall control the portion of any such audit, examination or proceeding that relates to any Taxes for which the Restricted Seller is responsible, provided that the Restricted Seller shall not settle or compromise any such audit, examination or proceeding without the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall control any audit, examination or proceeding (or portion thereof) that does not relate to Taxes for which the Restricted Seller is responsible under Section 7.1.

Section 7.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement shall be paid by the Party incurring such Taxes and fees and such Party will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, each other Party will join in the execution of any such Tax returns and other documentation.

Section 7.7 No Section 108(i) Election. Sellers shall not make (or permit to be made) any election under Section 108(i) of the Code (or any similar provision under state, local or foreign Law) that applies to any income or deduction realized by the Company prior to the Closing.

Section 7.8 Survival. The provisions of this Article 7 shall survive the Closing.

Section 7.9 Overlap. To the extent of any inconsistency between this Article 7 and Article 10, this Article 7 shall control as to Tax matters. For the avoidance of doubt, no Buyer Indemnitee shall be indemnified under both ARTICLE 7 and ARTICLE 10 with respect to the same Tax or Loss in respect of Taxes.

Section 7.10 Tax Clearance Certificates. Sellers shall cause the Company to deliver to Buyer, no later than five (5) days before the Closing Date, a tax clearance certificate issued by the relevant tax office having jurisdiction over the Company confirming all tax returns have been duly filed.

ARTICLE 8

Conditions Precedent

Section 8.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects to the best of Sellers' Knowledge, at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Sellers shall have duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

(b) Officer Certificate. Buyer shall have received one or more certificates, each dated as of the Closing Date, signed by the President and Treasurer of the Company certifying that the conditions set forth in this Section 8.1 have been duly satisfied.

(c) Resignations. Buyer shall have received a resignation letter from each director of the Company as of the date hereof and duly executed by such director.

(d) Shareholders' Registry. Buyer shall have received a complete copy of the Company's certified shareholders' registry, as of the Closing Date, reflecting the names of each shareholder of the Company as of immediately prior to the Closing, their corresponding Sale Shares and the absence of any Liens registered on such shareholders' registry.

(e) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law or by any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction.

(f) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since the Company Balance Sheet Date that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(g) Ancillary Agreements. [Intentionally deleted]

(h) Stock Options. Any and all outstanding Stock Options shall have been duly exercised, all exercise prices duly paid, and Additional Common Shares issued to the relevant Sellers or shall have been cancelled such that no Company Securities are outstanding except for the Sale Shares at the Closing.

(i) Governmental Approvals. Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 5.2(b) of the Buyer Disclosure Letter and from the TSX Venture Exchange and Canadian securities regulators, if applicable, , and no such consent, authorization or approval shall have been revoked.

(j) FIRPTA Certificate. Company shall deliver to Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h).

(k) Updated Schedule B. Buyer shall have received an updated version of Schedule B hereto pursuant to Section 6.8(b).

Section 8.2 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects to the best of

Buyer's Knowledge, at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Buyer shall have duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

(b) Officer Certificate. Seller Representative shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer certifying that the conditions set forth in this Section 8.2 with respect to Buyer have been satisfied.

(c) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law or by any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction.

(d) Governmental Approvals. Sellers shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.1(b) and Section 4.2 of the Seller Disclosure Letter, in each case solely to the extent that any such consent, authorization or approval is required under applicable Law to have been received by Sellers at or prior to the Closing, and no such consent, authorization or approval so required to be received at or prior to the Closing shall have been revoked.

ARTICLE 9

Termination

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Sellers;

(b) by either Buyer or Sellers by notice to the other Party, if:

(i) the Closing shall not have been consummated on or before the End Date, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available (A) to Buyer if any breach of any provision of this Agreement by Buyer results in the failure of the Closing to be consummated by the End Date, or (B) to Sellers if any breach of any provision of this Agreement by any Seller results in the failure of the Closing to be consummated by the End Date; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Sellers from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by Buyer by notice to Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the

Sellers shall have occurred that would cause the conditions set forth in Section 8.1 not to be satisfied, and such breach is incapable of being cured by the End Date; or

(d) by Sellers by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Buyer shall have occurred that would cause the condition set forth in Section 8.2 not to be satisfied, and such breach is incapable of being cured by the End Date.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other Party hereto; provided, however, that no such termination shall relieve any Party of liability for a breach of this Agreement. The provisions of this Section 9.2 survive any termination hereof pursuant to Section 9.1.

ARTICLE 10

Indemnification

Section 10.1 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the twelfth month anniversary of the Closing Date; provided that each of the representations and warranties in Article 3, Section 4.11, Section 4.17, Section 4.19, and Section 4.21 ("Surviving Representations") shall survive until the expiration of the third anniversary of the Closing Date. The covenants and agreements of the Parties contained in this Agreement shall survive until fully performed. For the avoidance of doubt, no claim for indemnification hereunder may be asserted after the expiration of the period during which such claim may be made as provided herein, but any such claim theretofore asserted in accordance with this Agreement may continue to be pursued after such expiration.

Section 10.2 Indemnification by Sellers. From and after the Closing, and subject to this Article 10, (a) each Seller shall severally, but not jointly, defend, indemnify and hold harmless each of Buyer (including after the Closing, the Company) and their respective officers, directors (and Persons in similar positions), employees, agents, successors and assigns (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from any inaccuracy in or breach of any representation or warranty made by such Seller in Article 3 and claims that such Seller has committed fraud, intentional misrepresentation in connection with any representation or warranty made by such Seller in Article 3, and (b) the Restricted Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from any inaccuracy or breach of any representation or warranty made by the Sellers in Article 4 or any breach or default in performance by Sellers of any covenant or agreement of Sellers under this Agreement. For greater certainty and notwithstanding anything contained herein to the contrary, OneChip Photonics Corporation and GWC IV Holdings, ULC have no obligation or liability hereunder to defend, indemnify and hold harmless the Buyer Indemnitees from and against, or pay or reimburse the Buyer Indemnitees for, any Losses resulting from (a) any inaccuracy or breach of any representation or warranty made by the Sellers in Article 4, or (b) any breach or default in performance by Sellers of any covenant or

agreement of Sellers in respect of matters pertaining to the Company or of any covenant or agreement of or pertaining to the Restricted Seller under this Agreement, including without limitation in Article 7, or (c) any fraud, intentional misrepresentation in connection with any representation or warranty in Article 4 or intentional misconduct in entering into and performing this Agreement.

Section 10.3 Indemnification by Buyer. From and after the Closing, and subject to this Article 10, Buyer shall defend, indemnify and hold harmless Sellers from and against, and pay or reimburse Sellers for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty made or deemed made by Buyer in Article 5 or (b) any breach or default in performance by Buyer of any covenant or agreement of Buyer under this Agreement.

Section 10.4 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the "Indemnified Party") shall promptly notify the Party liable for such indemnification (the "Indemnifying Party") in writing of any claim in respect of which indemnity may be sought under this Article 10, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 10.4 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined, has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a "Third Party Claim"), the Indemnifying Party may, by notice to the Indemnified Party, assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnified Party may participate in such defense at such Indemnified Party's expense. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim.

(c) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 10.4 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 10. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 10.5 Exclusive Remedy. Sellers and Buyer hereby agree that following the Closing the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in Article 7 and this Article 10 and shall be limited to an amount

in the aggregate not to exceed $150,000; provided, however, that such limitation shall not apply to claims or causes of action (i) based on Surviving Representations, which for each Seller shall be limited to an amount in the aggregate not to exceed the deemed value of the Poet Shares received by such Seller, or (ii) based on fraud, intentional misrepresentation or intentional misconduct, which in the case of any representation or warranty made by OneChip Photonics Corporation and GWC IV Holdings, ULC shall be limited to an amount in the aggregate not to exceed the deemed value of the Poet Shares received by such Seller,. Sellers may, at their option, satisfy any obligation to the buyer in respect to such indemnification rights by the transfer to the Buyer of POET Shares, such shares to have a deemed value in such instances of (U.S.) $1.00 per share.

ARTICLE 11

Miscellaneous

Section 11.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile and email transmission) and shall be given:

if to Buyer,

POET Technologies Inc.
120 Eglinton Avenue East
Sute 1107
Toronto, ON M4P 1E2

if to Seller Representative,

William S. Ring
Address: 2 Highview Drive

High Bridge, NJ 08829

Fax:
E-mail:

With a copy to (which shall not constitute notice):

Gebhardt & Kiefer, P.C.
1318 Route 31 North
P.O. Box 4001
Clinton, N.J. 08809
Attn: Daniel S. Makeski, Esq.

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be sent by personal delivery, certified mail or facsimile, and shall be deemed received upon delivery

if by personal delivery, upon confirmation of receipt if by certified mail or by confirmation of delivery on the facsimile equipment if by facsimile.

Section 11.2 Amendment; Waivers, etc. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement shall be construed as a waiver of any other breach or default of a similar nature. Except as provided in Section 5, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

Section 11.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense, provided that any such costs, fees or expenses incurred by the Company shall be deemed for the purpose hereof to have been incurred by the Sellers; provided, however, that Buyer shall reimburse the Restricted Seller up to $25,000 in documented, reasonable attorneys fees and expenses upon Closing.

Section 11.4 Governing Law.

(a) This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws. Any and all disputes arising out of or in connection with this Agreement shall be subject to (i) the exclusive jurisdiction of the state and federal courts of the State of New York if the action is brought by and on behalf of the Buyer.

(b) Each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby.

Section 11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party.

Section 11.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 11.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon

any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns. Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification to, or the adoption of, any Company Benefit Plan or (ii) shall limit the right of the Buyer or any of its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date or to terminate the employment of any employee of the Company following the Closing Date. No Person shall have any claim pursuant to the terms of this Agreement, by reason of ERISA or otherwise.

Section 11.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER

WR&RM Holdings, LLC

By: ______________________

Name: William Ring

Title: Managing Member

OneChip Photonics Corporation

By: ______________________

Name: ______________________

Title:

GWC IV Holdings, ULC

By: ______________________

Name: ______________________

Title:

BUYER

POET TECHNOLOGIES INC.

By: ______________________

Name: ______________________

Title:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER

WR&RM Holdings, LLC

By:________________________________

Name: William Ring__________________

Title: Managing Member

OneChip Photonics Corporation

By: Michael Lebby

Name:______________________________

Title: CEO

GWC IV Holdings, ULC

By:________________________________

Name:______________________________

Title:

BUYER

POET TECHNOLOGIES INC.

By:________________________________

Name: ______________________________

Title:

{W5531183.1}

Error! Unknown document property name.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER

WR&RM Holdings, LLC

By:______________________________

Name: William Ring________________

Title: Managing Member

OneChip Photonics Corporation

By:______________________________

Name:____________________________

Title:

GWC IV Holdings, ULC

By:______________________________

Name: Timothy Lee

Title: President

BUYER

POET TECHNOLOGIES INC.

By:______________________________

Name: ____________________________

Title:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER

WR&RM Holdings, LLC

By:______________________________

Name: William Ring________________

Title: Managing Member

OneChip Photonics Corporation

By:______________________________

Name:____________________________

Title:

GWC IV Holdings, ULC

By:______________________________

Name:____________________________

Title:

BUYER

POET TECHNOLOGIES INC.

By: [signature]

Name: SURESH VENKATESAN

Title: CHIEF EXECUTIVE OFFICER

Schedule A - Sellers

Schedule B – Total Shareholder Percentages

Item A. Total Shareholder Percentages – as of the execution date of the Agreement

Seller	Preferred Shares	Common Shares
WR & RM Holdings, LLC	500,000	50
OneChip Photonics Corporation	0	50
GWC IV Holdings, ULC	0	0

Item B. Total Shareholder Percentages – as of the Closing Date

Seller	Preferred Shares	Common Shares	Value of POET Shares to be Received
WR & RM Holdings, LLC	500,000	50	$750,000
OneChip Photonics Corporation	0	50	$50,000
GWC IV Holdings, ULC	500,000	0	$750,000

Schedule C – Buyer Disclosure Letter

None

Schedule D – Seller Disclosure Letter